Exhibit 99.1

FOR IMMEDIATE RELEASE

AEGERION PHARMACEUTICALS PRICES PUBLIC OFFERING OF COMMON STOCK

Cambridge, MA, January 11, 2013 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR) (“Aegerion”), a biopharmaceutical company dedicated to the development and commercialization of innovative, life-altering therapies for patients with debilitating and often fatal rare diseases, today announced the pricing of an underwritten public offering of 2,704,739 shares of common stock at a price to the public of $26.64 per share. The net proceeds to Aegerion from this offering are expected to be approximately $67.9 million, after deducting underwriting discounts and commissions. The offering is expected to close on January 16, 2013, subject to customary closing conditions.

Jefferies & Company, Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers in the offering. Leerink Swann LLC, Canaccord Genuity Inc., and Cowen and Company, LLC are acting as co-managers for the offering. Aegerion has granted the underwriters a 30-day option to purchase up to an aggregate of 405,710 additional shares of common stock. Aegerion anticipates using the net proceeds from the offering to fund activities directed at commercial launch of JUXTAPID™ (lomitapide) Capsules in the United States; pursuing approval of its Marketing Authorization Application submission with the European Medicines Agency for lomitapide, and, if it is approved, commercial activities in the European Union; expansion of operations in certain countries to pursue regulatory approval of lomitapide and to conduct sales on a named-patient-sales basis, where permitted; advancement of the clinical development of lomitapide; and business development activities; with any remainder to fund working capital, capital expenditures and for general corporate purposes.

The securities described above are being offered by Aegerion pursuant to shelf registration statements previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement related to the offering has been filed with the SEC. A final prospectus supplement related to the offering will be filed with the SEC. The preliminary prospectus supplement is available, and the final prospectus supplement will be available, on the SEC’s website at http://www.sec.gov. In addition, copies of the preliminary prospectus supplement and the accompanying prospectus, and the final prospectus supplement and accompanying prospectus, when available, may be obtained from Jefferies & Company, Inc., Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY, 10022, or by telephone at 877-547-6340, or by email at Prospectus_Department@Jefferies.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at 1-866-803-9204.

This release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative, life-altering therapies for patients with debilitating, often fatal, rare diseases.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the closing of Aegerion’s public offering of common stock and the anticipated use of proceeds from the offering, including references to the commercial launch of JUXTAPID in the United States, the possible approval of lomitapide in the European Union and other countries and the commencement of commercial activities in the European Union, if lomitapide is approved, and advancing the clinical development of lomitapide. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond Aegerion’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties with respect to the offering and anticipated use of proceeds include, among other factors: risks and uncertainties associated with market conditions and satisfaction of customary closing conditions related to the proposed offering, risks associated with Aegerion’s ability to satisfy Aegerion’s obligations to close the proposed offering and the risk that Aegerion will not use the proceeds from the offering in the manner contemplated. The risks and uncertainties with respect to the commercial launch of JUXTAPID in the United States, the possible approval of lomitapide in the European Union and other countries and the commencement of commercial activities in the European Union, if lomitapide is approved, and advancing the clinical development of lomitapide include: the risk that any delay or technical hurdle in completion of our validation work may delay availability of JUXTAPID for launch; the risk that regulatory authorities in the European Union or other countries outside the United States may not be satisfied with the efficacy or safety profile of lomitapide or our proposed risk management plan; the risk that we do not receive approval of lomitapide in the European Union or other countries outside the United States on a timely basis, or at all; the risk that technical hurdles may delay initiation of future clinical trials; the risks of unexpected results in our additional nonclinical or clinical development work with lomitapide; and the other risks inherent in drug development and the regulatory approval process. For additional disclosure regarding these and other risks, see the disclosure contained in Aegerion’s public filings with the SEC (available on the SEC’s website at http://www.sec.gov), including the “Risk Factors” section filed as an exhibit to Aegerion’s Current Report on Form 8-K filed on January 10, 2013 and in the preliminary prospectus supplement and related prospectus relating to the proposed offering filed with the SEC on January 10, 2013. Aegerion undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Investors

Michael Lawless, VP, IR

+ 1 (857) 242-5028